UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2017

(Exact name of registrant as specified in its charter)

Kentucky (State of incorporation)	001-33998 (Commission file number)	61-0156015 (IRS Employer Identification No.)

600 North Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222
(Address of principal executive offices)
(Zip Code)

(502) 636-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
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Item 1.01    Entry into a Material Definitive Agreement.
Churchill Downs Incorporated (“CDI”) (NASDAQ: CHDN) today announced that it has issued $500 million in aggregate principal amount of 4.75% senior notes due 2028 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").
CDI also announced today that it successfully closed its previously announced $400 million senior secured term loan B due 2024 (the “Term Loan B”) and $700 million senior secured revolving credit facility due 2022 (the “Revolver” and, together with the Term Loan B, the “Senior Secured Credit Facility”).
Indenture
The terms of the Notes are governed by that certain Indenture entered into on December 27, 2017 by and among CDI, the Guarantors, and US Bank National Association, as trustee.
The interest payment dates are January 15 and July 15, commencing on July 15, 2018. CDI may redeem some or all of the Notes at any time prior to January 15, 2023, at a price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium. On or after such date CDI may redeem some or all of the Notes at redemption prices set forth in the Indenture. In addition, at any time prior to January 15, 2021, CDI may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 104.750% of the principal amount thereof, with the net cash proceeds of one or more equity offerings provided that certain conditions are met.
The terms of the Indenture, among other things, limit the ability of CDI to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates.
Subject to certain limitations, in the event of a change of control triggering event (as defined in the Indenture), CDI will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.
The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 30% in aggregate principal amount of the then outstanding series of Notes may declare all the Notes of such series to be due and payable immediately. The Indenture is filed as Exhibit 4.1 hereto and this description thereof is qualified by reference thereto.
Registration Rights Agreement
In connection with the issuance of the Notes, CDI and the Guarantors entered into a Registration Rights Agreement to register any Notes under the Securities Act for resale that are not freely tradable 366 days from December 27, 2017. The agreement is filed as Exhibit 4.2 hereto and this description thereof is qualified by reference thereto.
Senior Secured Credit Agreement
CDI as Borrower and certain of its subsidiaries entered into a senior secured credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. and the other lending institutions listed in the Credit Agreement (the “Lenders”), JPMorgan Chase Bank, N.A. as Administration Agent and as Collateral Agent (the “Agent”), with PNC Bank, National Association and U.S. Bank National Association as Co-Syndication Agents, Fifth Third Bank and Wells Fargo Securities, LLC, as Co-Documentation Agents, and KeyBank National Association, as Senior Managing Agent. JPMorgan Chase Bank, N.A., Fifth Third Bank, PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC acted as Lead Arrangers and Bookrunners under the Credit Agreement. The Guarantors under the Credit Agreement are certain CDI subsidiaries signatory thereto. The Senior Secured Credit Facility is secured by substantially all assets of the Borrower and the Guarantors.
The Credit Agreement provides for a maximum borrowing under the Revolver of $700,000,000 at any time outstanding (including a letter of credit sub facility not to exceed $50,000,000 and a swing line commitment up to a maximum principal amount of $50,000,000) and the Term Loan B in the aggregate principal amount of $400,000,000. The Term Loan B bears interest at LIBOR plus 200 basis points and the Revolver will be LIBOR-based plus a spread, determined by CDI's total net leverage ratio. The Credit Agreement is filed as Exhibit 4.3 hereto and this description thereof is qualified by reference thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 under “Indenture” and “Senior Secured Credit Agreement” is incorporated by reference into this Item 2.03.
Item 9.01    Financial Statement and Exhibits.

(d)	Exhibits
4.1	Indenture dated as of December 27, 2017, among CDI, the Guarantors party hereto, U.S. Bank National Association, as trustee.
4.2	Registration Rights Agreement dated December 27, 2017 by and among CDI, the Guarantors and the representatives of the initial purchasers.
4.3
Credit Agreement among Churchill Downs Incorporated, the guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as agent and collateral agent, with PNC Bank, National Association and U.S. Bank National Association as Co-Syndication Agents, and Fifth Third Bank and Wells Fargo Securities, LLC, as Co-Documentation Agents, dated December 27, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

CHURCHILL DOWNS INCORPORATED
December 27, 2017	/s/ Marcia A. Dall
By: Marcia A. Dall
Title: Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)